Exhibit 99.1

 InterDigital Announces Second Quarter 2005 Financial Results and Initiative to
       Enhance Profitability; Strong Recurring Revenues Highlight Quarter

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 4, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced revenues of $38.6 million and net income of $4.0 million, or $0.07 per share (diluted), for its second quarter ended June 30, 2005. The company also ended the quarter with a solid cash and short-term investment position of approximately $100.0 million, after using $25.1 million for the repurchase of 1.5 million shares of the company's stock during the quarter.
    William Merritt, President and Chief Executive Officer, stated, "The company's performance in the quarter reflects the favorable impact of the strategy we put in place a number of years ago. Our core business - patent and technology licensing - achieved its second consecutive quarterly high for recurring revenues. We also continued to make good progress in our patent licensing program and expect to benefit from that progress in the third quarter. Further, we were pleased to announce yesterday the addition of a new technology solutions customer, Philips Semiconductor, thus building our future revenue base."

    Second Quarter Summary

    Revenues of $38.6 million in second quarter 2005 increased $9.2 million, or 31%, over second quarter 2004 revenues of $29.4 million. This increase was driven by $5.5 million of revenue related to progress toward completion of a software license agreement with General Dynamics, as well as a $4.0 million increase in recurring patent license royalty revenue. Key contributors to second quarter revenue included NEC (36%), Sharp (20%) and General Dynamics (14%). For second quarter 2005, recurring royalties of $33.1 million increased $4.0 million, or 14%, when compared to second quarter 2004. This increase was mainly due to growth in royalties from NEC and the recognition of $1.1 million related to the receipt, in the second quarter, of a licensee's royalty report for a previous quarter.
    The company's net income increased to $4.0 million, or $0.07 per share (diluted), in second quarter 2005 from income of $0.9 million, or $0.01 per share (diluted) in second quarter 2004. Excluding a second quarter 2004 repositioning charge, net income would have been $1.4 million, or $ 0.02 per share (diluted). Operating expenses of $32.5 million increased 19% over second quarter 2004. The increase in operating expenses over second quarter 2004 was driven by a number of factors, including legal fees associated with arbitrations and litigations, severance costs related to previously announced management changes, the hiring of additional development resources, as well as higher costs for travel and patent amortization. These increases, and other costs, were partially offset by expense reductions in second quarter 2005 related to the previously announced structural changes to the second cycle (2005 - 2008) of the performance-based element of the company's long-term compensation program and adjustments to expense accruals related to the first cycle (2004 - 2005) of the program. When compared to first quarter 2005, operating expenses decreased 11%, primarily due to the above-noted changes and adjustments related to the long-term compensation program and lower arbitration-related costs. These decreases were partially offset by severance costs associated with management changes.
    Second quarter 2005 tax expense of $2.8 million included non-cash charges for both federal income taxes and non-U.S. withholding taxes of $2.3 million and $0.5 million, respectively, while the tax expense of $1.6 million for second quarter 2004 was primarily comprised of non-U.S. withholding taxes.

    Six Months Summary

    For first half 2005, revenues were $74.1 million, a 19 % increase over revenues of $62.4 million in first half 2004. This increase was driven by $10.2 million of revenue related to progress toward completion of a software license agreement with General Dynamics, as well as a $2.4 million increase in recurring patent license royalty revenue.
    Net income for first half 2005 was $3.1 million, or $0.05 per share (diluted). Net income for first half 2004 was $6.7 million, or $0.11 per share (diluted). Excluding a first half 2004 repositioning charge, net income would have been $7.2 million, or $ 0.12 per share (diluted).
    During first half 2005, the company generated approximately $8.6 million of free cash flow(1). In addition, the company expended $34.1 million in connection with the repurchase of two million shares of the company's stock and $8.0 million to acquire complementary patents and related assets.

    Initiative to Enhance Profitability

    The company also announced it plans to close its Melbourne, Florida design facility in third quarter 2005 and relocate certain development efforts and personnel to other company locations. Currently, there are thirty-three full or part-time employees at this facility, of which sixteen have been offered continued employment elsewhere within the company. In connection with the closure, the company expects to recognize repositioning charges over the next twelve months beginning in third quarter 2005. The majority of these charges should be recognized in third quarter 2005. The charges will be comprised primarily of severance, relocation costs, lease termination costs and other cash benefits paid in connection with the repositioning. The total amount of the charges will be largely dependent upon the actual number of positions eliminated and the timing of relocations. These actions should result in minimum annual pre-tax cost savings of $4.0 million.
    William Merritt, President and Chief Executive Officer, added, "As part of our continuous evaluation of the business, it became clear to us that we could close the Melbourne facility and generate meaningful, ongoing savings without diminishing our ability to respond to targeted opportunities to develop technology and wireless component products and serve as a value-added partner to equipment producers. We will continue to invest in smart antenna technology, but target our efforts toward mobile products."

    2005 Outlook

    Rich Fagan, Chief Financial Officer commented, "We will provide guidance on third quarter 2005 revenue shortly, after we receive and review the applicable royalty reports and update our forecast on expected progress associated with work for both General Dynamics and Philips. In terms of third quarter 2005 expenses, we anticipate that costs associated with the performance-based element of the company's long-term compensation program should return to a level slightly lower than that recorded in first quarter 2005. We're also currently assessing the potential level of third quarter 2005 expenses associated with current arbitrations and litigations, including the recently announced new litigation matter involving Nokia in the United Kingdom and the continuing Nokia award enforcement action in Federal Court in New York. If these expenses remain at the average level experienced over the first six months of the year, our overall third quarter 2005 ongoing operating expenses could be in the range experienced in first quarter 2005. We should see the full benefits of the repositioning initiative beginning in fourth quarter 2005. Lastly, we expect that our book tax rate for third quarter 2005 will approximate 34% to 38%, plus an amount for deferred foreign source withholding tax expense which is, in part, dependent on the level and geographic mix of per-unit royalties."

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. The company offers technology and product solutions for mainstream wireless applications that deliver time-to-market, performance, and cost benefits, as well as product differentiation advantages, to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.


(1) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents.


    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to (i) progress in the patent licensing program in third quarter 2005; (ii) third quarter 2005 revenue and future revenue bases; (iii) the timing, benefit and nature of repositioning charges and minimum annual pre-tax cost savings associated with our repositioning relating to our Melbourne, Florida facility; (iv) our continued investment in smart antenna technology; (v) third quarter 2005 operating expenses including expenses associated with our long-term compensation program and current arbitration and litigation matters; and (vi) our third quarter 2005 book tax rate and deferred foreign source withholding tax expense. Words such as "expect," "future," "should," "continue," "will," "assessing," "anticipate" or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including those identified in this press release as well as the following: (i) unanticipated delays or difficulties in executing patent license agreements; (ii) our ability to leverage our existing and enter into additional strategic relationships, changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, inaccuracy of market projections, and any delay in receipt of quarterly royalty reports from our licensees; (iii) with respect to our Melbourne, Florida facility the actual termination dates of various employees, the number of employees who choose to accept relocations packages and stay bonuses, our ability to move or dispose of certain equipment, and our ability to negotiate favorable terminations of various contracts and leases; (iv) the market relevance of our technologies, changes in technology preferences of strategic partners or consumers, the availability or development of substitute or competitive technologies, and the economy and sales trends in the wireless market; (v) our ability to satisfactorily meet milestones and the timing of associated payments under our contract with General Dynamics, changes in delivery schedules, or an exercise of termination for convenience on the part of the U.S. government; (vi) significant changes in personnel eligible to participate in the long-term compensation program, or changes to the terms of the program; (vii) unanticipated additional legal proceedings or changes in the schedules or costs associated with current Nokia legal proceedings, the Samsung arbitration or the Lucent litigation, or adverse rulings in such legal proceedings; (viii) changes in our expectations of the amount and composition of full-year taxable income, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies; and (ix) other factors listed in the company's most recently filed Form 10-K and Form 10-Q. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
             --------------------------------------------
                    For the Periods Ended June 30
             (Dollars in thousands except per share data)
                             (unaudited)


                                   For the Three       For the Six
                                    Months Ended       Months Ended
                                      June 30,           June 30,
                                --------------------------------------
                                   2005     2004      2005      2004
                                --------------------------------------
REVENUES                         $38,601  $29,379   $74,098   $62,395
                                --------- -------- --------- ---------

OPERATING EXPENSES:

  Sales and marketing              1,537    1,396     3,817     3,010
  General and administrative       5,912    5,430    12,478    10,820
  Patents administration and
   licensing                      10.080    6,930    21,327    11,930
  Development                     14,921   12,828    31,094    25,742
  Repositioning                        -      604         -       604
                                --------- -------- --------- ---------
                                  32,450   27,188    68,716    52,106
                                --------- -------- --------- ---------

  Income from operations           6,151    2,191     5,382    10,289

NET INTEREST & OTHER INVESTMENT
 INCOME                              677      262     1,467       690
                                --------- -------- --------- ---------

  Income before income taxes       6,828    2,453     6,849    10,979

INCOME TAX PROVISION              (2,817)  (1,565)   (3,720)   (4,257)
                                --------- -------- --------- ---------

  Net income                       4,011      888     3,129     6,722

PREFERRED STOCK DIVIDENDS              -      (32)        -       (66)
                                --------- -------- --------- ---------

NET INCOME APPLICABLE TO COMMON
  SHAREHOLDERS                   $ 4,011    $ 856   $ 3,129   $ 6,656
                                ========= ======== ========= =========

NET INCOME PER COMMON SHARE -
 BASIC                             $0.07    $0.02     $0.06     $0.12
                                ========= ======== ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 BASIC                            53,642   55,596    54,344    55,371
                                ========= ======== ========= =========

NET INCOME PER COMMON SHARE -
 DILUTED                           $0.07    $0.01     $0.05     $0.11
                                ========= ======== ========= =========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 DILUTED                          56,790   59,112    57,799    59,419






                          SUMMARY CASH FLOW
                          -----------------
                    For the Periods Ended June 30
                        (Dollars in thousands)
                             (unaudited)


                         For the Three Months    For the Six Months
                                 Ended                  Ended
                                June 30,               June 30,
                         ---------------------- ----------------------
                            2005       2004        2005       2004
                         ---------------------- ----------------------

Net income before pref.
 stock dividends             $4,011       $888      $3,129     $6,722
Depreciation &
 amortization                 5,131      3,968      10,468      7,089
Increase in deferred
 revenue                      7,199     27,000      35,105     49,784
Deferred revenue
 recognized                 (12,888)   (17,904)    (28,795)   (30,613)
Decrease (Increase) in
 operating working
 capital, deferred
 charges and other              186    (14,561)        312    (17,498)
Capital spending & patent
 additions                   (5,587)    (3,918)    (11,618)    (7,014)
                         ----------- ---------- ----------- ----------
   CASH FLOW BEFORE
    FINANCING ACTIVITIES     (1,948)    (4,527)      8,601      8,470

Asset acquisition                 -          -      (8,050)         -
Debt decrease & preferred
 dividends                      (81)       (87)       (161)      (137)
Repurchase of common
 stock                      (25,057)       (30)    (34,085)       (30)
Net stock issued                623      2,583       1,910      9,075
                         ----------- ---------- ----------- ----------
   NET (DECREASE)
    INCREASE IN CASH AND
    SHORT-TERM
    INVESTMENTS           $ (26,463)  $ (2,061)  $ (31,785)  $ 17,378
                         =========== ========== =========== ==========





                     CONDENSED BALANCE SHEET
                     -----------------------
                      (Dollars in thousands)
                           (unaudited)


                                               June 30,   Dec. 31,
                                                 2005       2004
                                              ---------- ---------
Assets
------
Cash & short-term investments                  $100,033  $131,818
Accounts receivable                              15,569    11,612
Other current assets                             14,374    13,187
Property & equipment  and Patents (net)          65,512    51,688
Long-term deferred tax assets and non-current
 assets                                          26,370    33,615
                                              ---------- ---------
TOTAL ASSETS                                   $221,858  $241,920
                                              ========== =========

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt                  $338      $212
Accounts payable & accrued liabilities           22,307    21,546
Current Deferred Revenue                         21,638    28,075
Long-term Deferred revenue                       83,868    71,121
Long-term debt & long-term liabilities            2,155     5,307
                                              ---------- ---------
TOTAL LIABILITIES                               130,306   126,261

SHAREHOLDERS' EQUITY                             91,552   115,659
                                              ---------- ---------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY       $221,858  $241,920
                                              ========== =========





The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint. This release includes a summary cash flow statement that results in the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is cash flow before financing activity. Management has presented a reconciliation of this non-GAAP line item to net cash provided by operating activities below:

                                    For the Three      For the Six
                                     Months Ended      Months Ended
                                        June 30,          June 30,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   ----------------- -----------------

Net cash provided (used) by
 operating activities               $3,264    $(235) $20,049  $15,823
Purchases of property and
 equipment                          (1,234)    (942)  (3,011)  (1,488)
Patent additions                    (4,353)  (2,976)  (8,607)  (5,526)
Unrealized gain (loss) on short
 term investments                      375     (374)     170     (339)
                                   -------- -------- -------- --------
Cash flow before financing
 activities                        $(1,948) $(4,527)  $8,601   $8,470
                                   ======== ======== ======== ========

This release also discusses operating expenses, excluding repositioning charges, and net income including certain non-recurring revenue items. Management believes that investors may find these non-GAAP financial measures useful in understanding the company's operating results. This information is intended to provide more meaningful comparisons of the company's results.


    CONTACT: InterDigital Communications Corporation
             Media: Dawn Goldstein, 610-878-7800
             e-mail: dawn.goldstein@interdigital.com
                 or
             Investor: Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com